PRICING SUPPLEMENT NO. 2017BK Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated May 16, 2014 Deutsche Bank AG Airbag Phoenix Autocallable Optimization Securities
$3,197,000 Deutsche Bank AG Securities Linked to the Common Stock of Delta Air Lines, Inc. due November 20, 2015
$2,281,000 Deutsche Bank AG Securities Linked to the Class A Common Stock of Genworth Financial, Inc. due November 20, 2015
Investment Description
Airbag Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of a specific company described herein (each, an “Underlying”). Each Security will have a face amount (the “Face Amount”) equal to $1,000. If the Closing Price of the relevant Underlying on the applicable monthly Coupon Observation Date (including the Final Valuation Date) is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you a monthly contingent coupon (a “Contingent Coupon”).  Otherwise, no coupon will be accrued or payable with respect to that Coupon Observation Date.  If the Closing Price of the relevant Underlying on any quarterly Autocall Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Securities and pay you the Face Amount per Security plus the applicable Contingent Coupon for that date and no further amounts will be owed to you. If the Securities are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you a cash payment per Security equal to the Face Amount per Security at maturity. However, if the Securities are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the applicable Underlying per Security equal to the Face Amount per Security divided by the Conversion Price (the “Share Delivery Amount”), which will likely have a value of less than the Face Amount per Security. In addition, the applicable Contingent Coupon for the final month will be payable at maturity if the Final Price is greater than or equal to the applicable Coupon Barrier regardless of whether Deutsche Bank AG pays you the Face Amount per Security or delivers the Share Delivery Amount per Security at maturity. Investing in the Securities involves significant risks. You may lose some or all of your initial investment. In exchange for potentially receiving the Contingent Coupons, you are accepting the risk of receiving shares of the Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Securities. Generally, the higher the Contingent Coupon Rate on a Security, the greater the risk of loss on that Security. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates
❑ Contingent Coupon — If the Closing Price of the relevant Underlying on the applicable monthly Coupon Observation Date (including the Final Valuation Date) is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you a monthly Contingent Coupon. Otherwise, no coupon will be payable with respect to that Coupon Observation Date.
❑ Automatically Callable — If the Closing Price of the relevant Underlying on any quarterly Autocall Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price, we will automatically call the Securities and pay you your initial investment plus the applicable Contingent Coupon for that date and no further amounts will be owed to you. If the Securities are not automatically called, investors may have downside market exposure to the Underlying at maturity.
❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If the Securities are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you a cash payment per Security equal to the Face Amount per Security at maturity. However, if the Securities are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the applicable Underlying equal to the Share Delivery Amount per Security, which is expected to be worth less than your initial investment and may have no value at all. The contingent repayment of your initial investment only applies if you hold the Securities to maturity. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
	Trade Date	May 16, 2014
	Settlement Date	May 21, 2014
	Coupon Observation Dates1	Monthly
	Autocall Observation Dates1	Quarterly
	Final Valuation Date1	November 16, 2015
	Maturity Date1	November 20, 2015
1 See page 4 for additional details
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering two separate Airbag Phoenix Autocallable Optimization Securities (each, a “Security”). Each Security is linked to the performance of the common stock of a different company, and each has a different Contingent Coupon Rate, Initial Price, Coupon Barrier and Conversion Price. The performance of each Security will not depend on the performance of the other Security. The Securities will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000 thereof.
Underlying	Ticker	Relevant Exchange	Contingent Coupon Rate Per Annum	Initial Price	Coupon Barrier	Conversion Price	CUSIP/ISIN
Common stock of Delta Air Lines, Inc.	DAL	New York Stock Exchange	9.50% per annum	$37.86	$28.40, equal to 75% of the Initial Price	$30.29, equal to 80% of the Initial Price	25155Q375 / US25155Q3754
Class A common stock of Genworth Financial, Inc.	GNW	New York Stock Exchange	8.00% per annum	$17.64	$13.23, equal to 75% of the Initial Price	$14.99, equal to 85% of the Initial Price	25155Q367 / US25155Q3671
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this pricing supplement.
For the Securities linked to the common stock of Delta Air Lines, Inc., the Issuer’s estimated value of the Securities on the Trade Date is $978.90 per $1,000 Face Amount of Securities. For the Securities linked to the Class A common stock of Genworth Financial, Inc., the Issuer’s estimated value of the Securities on the Trade Date is $979.50 per $1,000 Face Amount of Securities. The Issuer’s estimated value of each Security is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement BK, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Delta Air Lines, Inc.	$3,197,000.00	$1,000.00	$47,955.00	$15.00	$3,149,045.00	$985.00
Securities linked to the Class A common stock of Genworth Financial, Inc.	$2,281,000.00	$1,000.00	$34,215.00	$15.00	$2,246,785.00	$985.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,478,000.00	$705.57

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this pricing supplement, together with product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Airbag Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. All references to “Closing Price” in this pricing supplement shall be deemed to refer to “Closing Level,” as used in the accompanying product supplement.
Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” on page 9 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of some or all of your initial investment in the Securities and are willing to make an investment that may have the full downside market risk of an investment in the relevant Underlying.

♦     You believe the Closing Price of the relevant Underlying will be greater than or equal to the applicable Coupon Barrier on the specified Coupon Observation Dates, including the Final Valuation Date.

♦     You believe the Final Price of the relevant Underlying is not likely to be below the applicable Conversion Price and, if it is, you can tolerate receiving shares of such Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦     You are willing to make an investment whose positive return is limited to the applicable Contingent Coupons, regardless of any potential appreciation of the relevant Underlying, which could be significant.

♦     You are willing to accept the risks of owning equities in general and the relevant Underlying in particular.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the relevant Underlying.

♦     You are willing to invest in the Securities based on the applicable Contingent Coupon Rate as set forth on the cover of this pricing supplement.

♦     You do not seek guaranteed current income from this investment and are willing to forgo any dividends paid on the relevant Underlying.

♦     You are willing and able to hold the Securities that will be called on any Autocall Observation Date on which the Closing Price of the relevant Underlying is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, and are not seeking an investment for which there will be an active secondary market.

♦     You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any payment of Contingent Coupon, any payment upon an automatic call or any payment of your initial investment at maturity.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of your initial investment at maturity.

♦     You cannot tolerate a loss of some or all of your initial investment or are not willing to make an investment that may have the full downside market risk of an investment in the relevant Underlying.

♦     You believe the Closing Price of the relevant Underlying will be less than the applicable Coupon Barrier on the specified Coupon Observation Dates, including the Final Valuation Date.

♦     You believe the Final Price of the relevant Underlying is likely to be below the applicable Conversion Price, which could result in a total loss of your initial investment.

♦     You cannot tolerate receiving shares of the relevant Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦     You seek an investment that participates in the full appreciation in the price of the relevant Underlying or that has unlimited return potential.

♦     You are not willing to accept the risks of owning equities in general and the relevant Underlying in particular.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the relevant Underlying.

♦     You are unwilling to invest in the Securities based on the applicable Contingent Coupon Rate as set forth on the cover of this pricing supplement.

♦     You seek guaranteed current income from this investment or you prefer to receive dividends paid on the relevant Underlying.

♦     You are unable or unwilling to hold the Securities that will be called on any Autocall Observation Date on which the Closing Price of the relevant Underlying is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, and seek an investment for which there will be an active secondary market.

♦     You are not willing or are unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call or any payment of your initial investment at maturity.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$1,000
Term	Eighteen months, subject to an earlier automatic call
Trade Date	May 16, 2014
Settlement Date	May 21, 2014
Final Valuation Date1	November 16, 2015
Maturity Date1, 2	November 20, 2015
Underlyings	Common stock of Delta Air Lines, Inc. (Ticker: DAL) Class A common stock of Genworth Financial, Inc. (Ticker: GNW)
Call Feature
The Securities will be automatically called if the Closing Price of the relevant Underlying on any Autocall Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment equal to $1,000 per $1,000 Face Amount of Securities plus the applicable Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature. Following an automatic call, no further amounts will be owed to you under the Securities.

Autocall Observation Dates1	Quarterly, on August 18, 2014, November 18, 2014, February 18, 2015, May 18, 2015, August 18, 2015 and November 16, 2015 (the “Final Valuation Date”)
Call Settlement Dates2	Two business days following the relevant Autocall Observation Date, except that the Call Settlement Date for the final Autocall Observation Date will be the Maturity Date.
Contingent Coupon
If the Closing Price of the relevant Underlying on any Coupon Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon per $1,000 Face Amount of Securities applicable to such Coupon Observation Date on the related Coupon Payment Date.

If the Closing Price of the relevant Underlying on any Coupon Observation Date is less than the Coupon Barrier, the relevant Contingent Coupon applicable to such Coupon Observation Date will not be accrued or payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon for each Underlying will be a fixed amount based upon equal monthly installments at the Contingent Coupon Rate for such Underlying set forth below. For each Coupon Observation Date, the Contingent Coupon for the Securities that would be payable for such Coupon Observation Date on which the Closing Price of the Underlying is greater than or equal to the applicable Coupon Barrier is set forth below under “Contingent Coupon payments.”

Contingent Coupon payments on the Securities are not guaranteed. Deutsche Bank AG will not pay you the Contingent Coupon for any Coupon Observation Date on which the Closing Price of the Underlying is less than the Coupon Barrier.

Contingent Coupon Rate	For the Securities linked to the common stock of Delta Air Lines, Inc., 9.50% per annum. For the Securities linked to the Class A common stock of Genworth Financial, Inc., 8.00% per annum.
Contingent Coupon payments
For the Securities linked to the common stock of Delta Air Lines, Inc., $7.9167 per Face Amount of Securities.
For the Securities linked to the Class A common stock of Genworth Financial, Inc., $6.6667 per Face Amount of Securities.

Coupon Observation Dates1	Monthly, on the dates set forth in the table below.
Coupon Payment Dates2, 3	Two business days following the relevant Coupon Observation Date, except that the Coupon Payment Date for the final Coupon Observation Date will be the Maturity Date.
Coupon Observation Dates	Expected Coupon Payment Dates
June 18, 2014	June 20, 2014
July 17, 2014	July 21, 2014
August 18, 2014*	August 20, 2014
September 18, 2014	September 22, 2014
October 16, 2014	October 20, 2014
November 18, 2014*	November 20, 2014
December 18, 2014	December 22, 2014
January 15, 2015	January 20, 2015
February 18, 2015*	February 20, 2015
March 18, 2015	March 20, 2015
April 16, 2015	April 20, 2015
May 18, 2015*	May 20, 2015
June 18, 2015	June 22, 2015
July 16, 2015	July 20, 2015
August 18, 2015*	August 20, 2015
September 17, 2015	September 21, 2015
October 16, 2015	October 20, 2015
November 16, 2015* (the Final Valuation Date)	November 20, 2015 (the Maturity Date)

* These Coupon Observation Dates are also Autocall Observation Dates. If the Securities are automatically called prior to the Final Valuation Date, the applicable Contingent Coupon will be paid on the corresponding Call Settlement Date and no further amounts will be owed to you under the Securities.

Payment at Maturity (per $1,000 Face Amount of Securities)
If the Securities are not automatically called, Deutsche Bank AG will pay you a cash payment or deliver to you a number of shares of the applicable Underlying at maturity as described below.

If the Final Price of the relevant Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you a cash payment at maturity equal to $1,000 per $1,000 Face Amount of Securities plus the Contingent Coupon for the final month otherwise due on the Maturity Date.

If the Final Price of the relevant Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the applicable Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Securities (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).

•      If the Final Price is less than the applicable Conversion Price, but is greater than or equal to the applicable Coupon Barrier, in addition to the Share Delivery Amount, Deutsche Bank AG will deliver to you at maturity a cash payment equal to the applicable Contingent Coupon for the final month otherwise due on the Maturity Date.

•      If the Final Price is less than both the applicable Conversion Price and Coupon Barrier, Deutsche Bank AG will only deliver to you the Share Delivery Amount at maturity. The applicable Contingent Coupon for the final month will not be paid.

Under these circumstances, the shares of the relevant Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment or may have no value at all.

If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying on the Final Valuation Date.

Initial Price
The Closing Price of the relevant Underlying on the Trade Date.
For the Securities linked to the common stock of Delta Air Lines, Inc., $37.86.
For the Securities linked to the Class A common stock of Genworth Financial, Inc., $17.64.

Final Price	The Closing Price of the relevant Underlying on the Final Valuation Date.
Coupon Barrier
For the Securities linked to the common stock of Delta Air Lines, Inc., $28.40, equal to 75% of the Initial Price.
For the Securities linked to the Class A common stock of Genworth Financial, Inc., $13.23, equal to 75% of the Initial Price.

Conversion Price
For the Securities linked to the common stock of Delta Air Lines, Inc., $30.29, equal to 80% of the Initial Price.
For the Securities linked to the Class A common stock of Genworth Financial, Inc., $14.99, equal to 85% of the Initial Price.

Share Delivery Amount
For the Securities linked to the common stock of Delta Air Lines, Inc., 33.0142 shares per $1,000 Face Amount of Securities.
For the Securities linked to the Class A common stock of Genworth Financial, Inc., 66.7111 shares per $1,000 Face Amount of Securities.
Each of which is the number of shares of the applicable Underlying equal to (1) the Face Amount per Security divided by (2) the applicable Conversion Price, and each is subject to adjustments in the case of certain corporate events as described in the accompanying product supplement.

Closing Price
On any trading day, the last reported sale price of one share of the relevant Underlying on the relevant exchange multiplied by the relevant Stock Adjustment Factor, as determined by the calculation agent.

Stock Adjustment Factor
Initially 1.0 for each Underlying, subject to adjustment for certain actions affecting each Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR INITIAL INVESTMENT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT OF CONTINGENT COUPON, ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline
Trade Date:	The Closing Price of the relevant Underlying (Initial Price) is observed, the Coupon Barrier, Conversion Price and Share Delivery Amount are determined and the Contingent Coupon Rate is set.

Monthly (including at maturity):
If the Closing Price of the relevant Underlying on any Coupon Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon per $1,000 Face Amount of Securities applicable to such Coupon Observation Date on the related Coupon Payment Date.

Quarterly (including the Final Valuation Date):
The Securities will be automatically called if the Closing Price of the relevant Underlying on any Autocall Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment equal to $1,000 per $1,000 Face Amount of Securities plus the applicable Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature and no further amounts will be due to you under the Securities.

Maturity Date:
The Final Price of the relevant Underlying will be determined on the Final Valuation Date.

If the Securities are not automatically called, Deutsche Bank AG will pay you a cash payment or deliver to you a number of shares of the applicable Underlying at maturity as described below.

If the Final Price of the relevant Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you a cash payment at maturity equal to $1,000 per $1,000 Face Amount of Securities plus the Contingent Coupon for the final month otherwise due on the Maturity Date.

If the Final Price of the relevant Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the applicable Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Securities (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).

•       If the Final Price is less than the applicable Conversion Price, but is greater than or equal to the applicable Coupon Barrier, in addition to the Share Delivery Amount, Deutsche Bank AG will deliver to you at maturity a cash payment equal to the applicable Contingent Coupon for the final month otherwise due on the Maturity Date.

•       If the Final Price is less than both the applicable Conversion Price and Coupon Barrier, Deutsche Bank AG will only deliver to you the Share Delivery Amount at maturity. The applicable Contingent Coupon for the final month will not be paid.

Under these circumstances, the shares of the relevant Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment and may have no value at all.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed, and in the event that an Autocall Observation Date and/or a Coupon Observation Date (other than the Final Valuation Date) is postponed, the relevant Call Settlement Date and/or Coupon Payment Date, as applicable, will be the second business day after such Autocall Observation Date and/or Coupon Observation Date as postponed.

3
If a Coupon Payment Date or the Maturity Date is postponed, the Contingent Coupon due on such Coupon Payment Date or the Maturity Date will be made on such postponed Coupon Payment Date or the Maturity Date, with the same force and effect as if such Coupon Payment Date or the Maturity Date had not been postponed, but no additional Contingent Coupon will accrue or be payable as a result of the delayed payment.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in each Security offered hereby are summarized below, and we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your full initial investment in the Securities at maturity. We will only pay you the Face Amount of your Securities in cash if the Securities are automatically called or if the Final Price of the Underlying is greater than or equal to the Conversion Price at maturity. If the Securities are not automatically called and the Final Price of the Underlying is below the Conversion Price, we will deliver to you a number of shares of the applicable Underlying equal to the Share Delivery Amount for each Security that you own instead of the Face Amount in cash. Therefore, if the Final Price of an applicable Underlying is below the Conversion Price, the value of the Share Delivery Amount will decline at a percentage higher than the percentage decline below the Conversion Price as measured from the Initial Price. For example, if the Conversion Price is 80% of the Initial Price and the Final Price is less than the Conversion Price, you will lose 1.25% of your $1,000 Face Amount per Security at maturity for each additional 1.00% that the Final Price is less than the Conversion Price. If you receive shares of the Underlying at maturity, the value of those shares is expected to be less than the initial investment of the Securities or may have no value at all.

♦
Your Potential Return on the Securities Is Limited to the Face Amount Plus Any Contingent Coupons and You Will Not Participate in Any Appreciation in the Price of the Underlying — The Securities will not pay more than the Face Amount plus any Contingent Coupons payable over the term of the Securities. Therefore, your potential return on the Securities will be limited to the Contingent Coupon Rate, but the total return will vary based on the number of Coupon Observation Dates on which the requirement for a Contingent Coupon has been met prior to maturity or an automatic call. If the Securities are automatically called, you will not participate in any appreciation in the price of the Underlying and you will not receive any Contingent Coupons in respect of any Coupon Observation Date after the applicable Call Settlement Date. If the Securities are automatically called on the first Autocall Observation Date (the third Coupon Observation Date), the total return on the Securities will be minimal. If the Securities are not automatically called and the Final Price is less than the Conversion Price, we will deliver to you at maturity shares of the Underlying, which are expected to be worth less than the Face Amount as of the Maturity Date. Therefore, your positive return potential on the Securities will be limited to the Contingent Coupon Rate and may be less than what your return would be on a direct investment in the Underlying.

♦
You May Not Receive Any Contingent Coupons — Deutsche Bank AG will not necessarily make periodic coupon payments on the Securities. If the Closing Price of the Underlying on any Coupon Observation Date is less than the Coupon Barrier, Deutsche Bank AG will not pay you the Contingent Coupon applicable to such Coupon Observation Date. If the Closing Price of the Underlying is less than the Coupon Barrier on each of the Coupon Observation Dates, Deutsche Bank AG will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying is above the Conversion Price.

♦
Higher Contingent Coupon Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Closing Price of such Underlying could close below the Conversion Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is a fixed amount set on the Trade Date, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would receive any applicable Contingent Coupon, which is based on the relevant Contingent Coupon Rate as specified on the cover hereof, could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call or any payment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize if you invested directly in the Underlying. For instance, you will not participate in any potential appreciation of the Underlying, which could be significant.

♦
Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical closing prices of the relevant Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying.

♦
Single Stock Risk — Each Security is linked to the common stock of a single Underlying. The price of each Underlying can rise or fall sharply due to factors specific to such Underlying and its issuer (the “Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Underlying Issuer with the SEC.

♦
If the Price of the Underlying Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the Underlying. Changes in the market price of the Underlying may not result in a comparable change in the value of your Securities.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, the Share Delivery Amount and the Payment at Maturity in the case of certain corporate events affecting the relevant Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the relevant Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
In Some Circumstances, You May Receive the Common Stock of Another Company and Not the Underlying at Maturity — Following certain corporate events relating to the respective Underlying Issuer where such Underlying Issuer is not the surviving entity, you may receive the common stock of a successor to the respective Underlying Issuer or any cash or any other assets distributed to holders of the Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash from Deutsche Bank AG equal to the Face Amount per Security unless the Final Price of the Underlying is less than the Conversion Price.

♦
There Is No Affiliation Between the Underlying Issuers and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by Such Issuers — We are not affiliated with the Underlying Issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the Underlying Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the Underlyings and the Underlying Issuers. You, as an investor in the Securities, should make your own investigation into the Underlyings and the Underlying Issuers. None of the Underlying Issuers is involved in the Securities offered hereby in any way and none of them has any obligation of any sort with respect to your Securities. None of the Underlying Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date —  While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rates of the Underlying and the stock market generally;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying Issuer;

♦	interest rates and yields in the market generally and in the markets of the Underlying;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We, Our Affiliates or Our Agents, or UBS AG or its Affiliates, May Publish Research, Express Opinions or Provide Recommendations that Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Stock Price of the Underlying and the Value of the Securities — We, our affiliates or our agents, or UBS AG or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, may adversely affect the market price of the Underlying and therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Issuer, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Price of the Underlying and payment at maturity or upon an automatic call based on the Closing Price of the Underlying in the market.  The calculation agent can postpone the determination of the Closing Price of the Underlying if a market disruption event occurs on any Autocall Observation Date and/or Coupon Observation Date (including the Final Valuation Date). In addition, the calculation agent retains a degree of discretion about certain adjustments to the Stock Adjustment Factor and the Share Delivery Amount upon the occurrence of certain corporate events.  Deutsche Bank AG has determined the Issuer’s estimated value of the Securities on the Trade Date and will determine the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Securities — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described below under “What Are the Tax Consequences of an Investment in the Securities?” If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the payment upon an automatic call or at maturity for a hypothetical range of performances for the relevant Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. We cannot predict the Final Price or the Closing Price of any Underlying on any of the Coupon Observation Dates or Autocall Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of any Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis and it has been assumed that no event affecting the Underlying has occurred during the term of the Securities that would cause the calculation agent to adjust the Stock Adjustment Factor or the Share Delivery Amount.

The following examples and table illustrate the payment at maturity or upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Eighteen months, subject to an automatic call
Autocall Observation Dates:	Quarterly
Coupon Observation Dates:	Monthly
Hypothetical Initial Price:	$100.00
Hypothetical Contingent Coupon Rate**:	7.50% per annum (or 0.625% per month)
Hypothetical Contingent Coupon**:	$6.25 per month
Hypothetical Coupon Barrier:	$75.00 (75.00% of the Hypothetical Initial Price)
Hypothetical Conversion Price:	$85.00 (85.00% of the Hypothetical Initial Price)
Hypothetical Share Delivery Amount***:	11.7647 shares per Security ($1,000 / Conversion Price of $85.00)

*
Actual Contingent Coupon Rate with respect to the Contingent Coupon, Initial Price, Conversion Price, Coupon Barrier and Share Delivery Amount with respect to each Security are set forth in the “Final Terms” and on the cover of this pricing supplement.

**	The Contingent Coupon will be paid monthly in arrears during the term of the Securities on an unadjusted basis unless earlier called.

***
If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying on the Final Valuation Date. For purposes of the following hypothetical examples, the closing price of one share of the Underlying on the Maturity Date is deemed to be the same as the hypothetical Final Price as of the Final Valuation Date.

Example 1 — The Securities are called on the first Autocall Observation Date.

Date	Closing Price	Payment (per Security)
First Coupon Observation Date	$84 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Second Coupon Observation Date	$90 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Third Coupon Observation Date (First Autocall Observation Date)	$110 (greater than Initial Price)	$1,006.25 (Face Amount plus Contingent Coupon)
	Total Return:	$1,018.75 (1.875% return)

If on the first Autocall Observation Date (the third Coupon Observation Date) the Closing Price is $110.00, because the Closing Price is greater than the Initial Price of $100.00, the Securities will be automatically called. Deutsche Bank AG will pay you on the applicable Call Settlement Date a total of $1,006.25 per Security, reflecting the Face Amount plus the applicable Contingent Coupon. When added to the payments of Contingent Coupon of $12.50 paid in respect of prior Coupon Observation Dates, Deutsche Bank AG will have paid you a total of $18.75 per Security, representing a 1.875% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — The Securities are NOT automatically called and the Final Price of the Underlying is greater than the Conversion Price.

Date	Closing Price	Payment (per Security)
First Coupon Observation Date	$84 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Second Coupon Observation Date	$70 (less than Coupon Barrier)	$0.00
Third Coupon Observation Date (First Autocall Observation Date)	$64 (less than Coupon Barrier)	$0.00
Fourth to Seventeenth Coupon Observation Dates (Second to Fifth Autocall Observation Dates)	Various (all less than Coupon Barrier)	$0.00
Final Coupon Observation Date (the Final Autocall Observation Date and the Final Valuation Date)	$90 (greater than both the Conversion Price and Coupon Barrier; less than Initial Price)	$1,006.25 (Face Amount plus Contingent Coupon)
	Total Return:	$1,012.50 (1.25% return)

Deutsche Bank AG will pay you at maturity a total of $1,006.25 per Security, reflecting the Face Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $6.25 paid in respect of prior Coupon Observation Dates, Deutsche Bank AG will have paid you a total of approximately $1,012.50 per Security, representing a 1.25% total return on the Securities over 18 months.

Example 3 — The Securities are NOT called and the Final Price of the Underlying is less than the Conversion Price, but is greater than the Coupon Barrier.

Date	Closing Price	Payment (per Security)
First Coupon Observation Date	$88 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Second Coupon Observation Date	$82 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Third Coupon Observation Date (First Autocall Observation Date)	$70 (less than Coupon Barrier)	$0.00
Fourth to Seventeenth Coupon Observation Dates (Second to Fifth Autocall Observation Dates)	Various (all less than Coupon Barrier)	$0.00
Final Coupon Observation Date (the Final Autocall Observation Date and the Final Valuation Date)	$76 (less than Conversion Price, but greater than Coupon Barrier)	11 shares x $76 = $836.00 (value of shares delivered) plus 0.7647 shares x $76 = $58.12 (amount of cash paid for fractional shares) plus $6.25 (Contingent Coupon)
	Total Return:	$912.87 (-8.713% return)

Since the Final Price of the Underlying is less than the hypothetical Conversion Price of $85.00, Deutsche Bank AG will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount per Security you hold and will pay cash in lieu of any fractional shares included in the Share Delivery Amount at the closing price of the Underlying on the Final Valuation Date. The value of shares received at maturity and the total return on the Securities at that time depends on the closing price of the Underlying on the Maturity Date, and will likely result in a loss of some or all of your initial investment. However, because the Final Price is greater than the hypothetical Coupon Barrier of $75.00, Deutsche Bank AG will also pay you the applicable Contingent Coupon of $6.25 per Security. Taking into account the Contingent Coupons of $12.50 paid in respect of prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $18.75 of Contingent Coupons per Security.

In this example, the total return on the Securities is a loss of 8.713% while the total return on the Underlying would be a loss of 24.00% if you invested in the Underlying directly.

Example 4 — The Securities are NOT called and the Final Price is less than both the Conversion Price and the Coupon Barrier.

Date	Closing Price	Payment (per Security)
First Coupon Observation Date	$70 (less than Coupon Barrier)	$0.00
Second Coupon Observation Date	$64 (less than Coupon Barrier)	$0.00
Third Coupon Observation Date (First Autocall Observation Date)	$60 (less than Coupon Barrier)	$0.00
Fourth to Seventeenth Coupon Observation Dates (Second to Fifth Autocall Observation Dates)	Various (all less than Coupon Barrier)	$0.00
Final Coupon Observation Date (the Final Autocall Observation Date and the Final Valuation Date)	$50 (less than both Conversion Price and Coupon Barrier)	11 shares x $50 = $550.00 (value of shares delivered) plus 0.7647 shares x $50 = $38.24 (amount of cash paid for fractional shares)
	Total Return:	$588.24 (-41.176% return)

Since the Final Price of the Underlying is less than the hypothetical Conversion Price of $85.00, Deutsche Bank AG will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount per Security you hold and will pay cash in lieu of any fractional shares included in the Share Delivery Amount at the closing price of the Underlying on the Final Valuation Date. The value of shares received at maturity and the total return on the Securities at that time depends on the closing price of the Underlying on the Maturity Date, and will likely result in a loss of some or all of your initial investment. Because the Final Price is also less than the hypothetical Coupon Barrier of $75.00, Deutsche Bank AG will not pay you the applicable Contingent Coupon. Furthermore, because the Closing Price of the Underlying was not greater than or equal to the Coupon Barrier on any of the previous Coupon Observation Dates, Deutsche Bank AG will not have paid you any Contingent Coupons per Security.

In this example, the total return on the Securities is a loss of 41.176% while the total return on the Underlying would be a loss of 50.00% if you invested in the Underlying directly.

Information about the Underlyings
All disclosures contained in this pricing supplement regarding each Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or independently verified, such information about any Underlying contained in this pricing supplement. You should make your own investigation into each Underlying.

Included on the following pages is a brief description of each Underlying Issuer. We obtained the historical closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlyings as an indication of future performance. Each of the Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by each Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by each Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Delta Air Lines, Inc.
According to publicly available information, Delta Air Lines, Inc. provides scheduled air transportation for passengers and cargo throughout the United States and around the world. Information filed by Delta Air Lines, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05424, or its CIK Code: 0000027904. The common stock of Delta Air Lines, Inc. is traded on the New York Stock Exchange under the symbol “DAL.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Delta Air Lines, Inc., based on daily closing prices on the primary exchange for the common stock of Delta Air Lines, Inc., as reported by Bloomberg. The closing price of Delta Air Lines, Inc.’s common stock on May 16, 2014 was $37.86.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
4/1/2009	6/30/2009	$8.11	$5.40	$5.79
7/1/2009	9/30/2009	$9.65	$5.68	$8.96
10/1/2009	12/31/2009	$11.81	$6.95	$11.38
1/1/2010	3/31/2010	$14.65	$11.22	$14.59
4/1/2010	6/30/2010	$14.93	$11.31	$11.75
7/1/2010	9/30/2010	$12.61	$9.97	$11.64
10/1/2010	12/31/2010	$14.33	$11.24	$12.60
1/1/2011	3/31/2011	$13.00	$9.79	$9.80
4/1/2011	6/30/2011	$11.51	$9.00	$9.17
7/1/2011	9/30/2011	$9.41	$6.62	$7.50
10/1/2011	12/31/2011	$9.02	$6.65	$8.09
1/1/2012	3/31/2012	$11.30	$8.01	$9.91
4/1/2012	6/30/2012	$12.10	$9.81	$10.95
7/1/2012	9/30/2012	$11.12	$8.55	$9.16
10/1/2012	12/31/2012	$11.94	$9.33	$11.87
1/1/2013	3/31/2013	$17.07	$12.23	$16.51
4/1/2013	6/30/2013	$18.97	$14.39	$18.71
7/1/2013	9/30/2013	$24.01	$18.41	$23.59
10/1/2013	12/31/2013	$29.34	$24.02	$27.47
1/1/2014	3/31/2014	$35.37	$27.70	$34.65
4/1/2014	5/16/2014*	$38.78	$31.73	$37.86
*
As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period through May 16, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of the common stock of Delta Air Lines, Inc. from May 16, 2009 through May 16, 2014, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $30.29, equal to 80.00% of $37.86 and the Coupon Barrier of $28.40, equal to 75.00% of $37.86, which was the closing price of Delta Air Lines, Inc.’s common stock on May 16, 2014. Past performance of the Underlying is not indicative of future performance of the Underlying.

Genworth Financial, Inc.
According to publicly available information, Genworth Financial, Inc. is a financial services company that provides insurance, investment and financial solutions to its customers. Information filed by Genworth Financial, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32195, or its CIK Code: 0001276520. The Class A common stock of Genworth Financial, Inc. is traded on the New York Stock Exchange under the symbol “GNW.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the Class A common stock of Genworth Financial, Inc., based on daily closing prices on the primary exchange for the Class A common stock of Genworth Financial, Inc., as reported by Bloomberg. The closing price of Genworth Financial, Inc.’s Class A common stock on May 16, 2014 was $17.64.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
4/1/2009	6/30/2009	$7.10	$1.96	$6.99
7/1/2009	9/30/2009	$13.34	$5.32	$11.95
10/1/2009	12/31/2009	$12.12	$8.69	$11.35
1/1/2010	3/31/2010	$18.34	$12.05	$18.34
4/1/2010	6/30/2010	$18.96	$13.07	$13.07
7/1/2010	9/30/2010	$15.79	$10.59	$12.22
10/1/2010	12/31/2010	$13.51	$11.29	$13.14
1/1/2011	3/31/2011	$14.31	$12.42	$13.46
4/1/2011	6/30/2011	$13.54	$9.89	$10.28
7/1/2011	9/30/2011	$10.68	$4.92	$5.74
10/1/2011	12/31/2011	$7.19	$5.13	$6.55
1/1/2012	3/31/2012	$9.54	$6.75	$8.32
4/1/2012	6/30/2012	$8.38	$4.88	$5.66
7/1/2012	9/30/2012	$6.12	$4.12	$5.23
10/1/2012	12/31/2012	$7.51	$5.13	$7.51
1/1/2013	3/31/2013	$10.51	$7.90	$10.00
4/1/2013	6/30/2013	$11.41	$9.10	$11.41
7/1/2013	9/30/2013	$13.40	$11.62	$12.79
10/1/2013	12/31/2013	$15.63	$12.62	$15.53
1/1/2014	3/31/2014	$18.00	$14.30	$17.73
4/1/2014	5/16/2014*	$18.60	$15.98	$17.64
*
As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period through May 16, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of the Class A common stock of Genworth Financial, Inc. from May 16, 2009 through May 16, 2014, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $14.99, equal to 85.00% of $17.64 and the Coupon Barrier of $13.23, equal to 75.00% of $17.64, which was the closing price of Genworth Financial, Inc.’s Class A common stock on May 16, 2014. Past performance of the Underlying is not indicative of future performance of the Underlying.

What Are the Tax Consequences of an Investment in the Securities?
Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the Securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your Securities.  If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your Securities (including retirement), unless you have held the Securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income. You generally should not recognize gain or loss with respect to the receipt of shares at maturity (other than with respect to cash received in lieu of a fractional share). Consistent with this position, you should have an aggregate tax basis in the shares (including any fractional share for which cash is received) equal to your adjusted tax basis in the Securities and should have a holding period in the shares beginning on the day after receipt. With respect to any cash received in lieu of a fractional share of the Underlying, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $15.00 per $1,000.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement, or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for these offerings must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in these offerings of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the Securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.